UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2015

TRIDENT BRANDS INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada	000-53707	26-1367322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Executive Drive, Suite 101, Brookfield, WI		53005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (262) 789-6689

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Letter of Intent to acquire Continental Ingredients Canada, Inc.

On December 8, 2015, Trident Brands Inc. (“we”, “us”, “our”, “Trident”) entered into a letter of intent (the “LOI”) with Continental Ingredients Canada Inc. (“CIC”) and its shareholders regarding the potential acquisition by our company of up to 100% of the issued and outstanding voting securities of CIC.  Founded in 1994, CIC specializes in the design and application of functional food ingredient systems to impart the desired body and texture characteristics, shelf life stability, and flavor to processed foods, beverage and dairy products.  CIC operates from a 70,000 square foot laboratory and pilot plant in Oakville, Ontario. The shareholders of CIC who are parties to the LOI are Donald MacPhee, a director of our company, and Robert Campbell, a special advisor to our company.

The December 8th LOI contemplates that we would acquire up to 43% of the voting securities of CIC upon execution of a definitive agreement, and an option to purchase the remaining issued and outstanding voting securities upon closing of the transaction.  The aggregate value of the consideration payable by Trident would be supported by a third party fairness opinion and payable with a combination of cash and common shares of Trident.  The contemplated transaction is subject to successful completion of due diligence by the parties by December 31, 2015, receipt of a fairness opinion by February 29, 2016, execution of a definitive agreement by March 31, 2016, and approval by a special independent committee of our Board of Directors by April 15, 2016, among other conditions.

Product Development Agreement with Continental Ingredients Canada, Inc.

On December 9, 2015, we entered into a Product Development Agreement (the “Development Agreement”) with CIC pursuant to which we have engaged CIC on an exclusive basis to provide services for the development, manufacturing, and supply of our Everlast Nutrition® and Brain Armor™ brand nutritional supplements, and functional food and beverage products.  CIC’s services will include research and development, design, ingredient sourcing, production, distribution, and inventory management of our planned portfolio of branded products.  In addition, CIC will manage all third party suppliers and manufacturers, and provide us with office space at their Oakville, Ontario, facility.  During the term CIC will submit for our approval comprehensive proposals, including specifications and procedures, for the production of products to include in our portfolio. The parties will then enter into a separate production agreement for the manufacturing, pricing and distribution of each approved product.  Trident will be the direct and beneficial owner of all intellectual property or proprietary information created under the Development Agreement, and the direct licensee for any third party intellectual property integrated into the products.

In consideration for the services we have agreed to pay to CIC a fee equal to 8% of the gross cost of all products manufactured and sold to Trident pursuant to the Development Agreement.

The initial term of the Development Agreement is 5 years, expiring on December 9, 2020.  The term will renew automatically for successive 12 month periods unless terminated by either party with 6 months’ notice.  Each party may also terminate the agreement with 72 hours’ notice in the event that it ceases doing business or becomes bankrupt, or in the events of a breach by the other that remains uncured for 30 days following notice of default.  The Development Agreement replaces our Product Development Agreement with Continental Nutrition dated May 5, 2014 regarding our Everlast Nutrition® products.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective December 15, 2015, Michael Browne resigned as President of our company.  Mr. Browne’s resignation was not the result of any disagreement with our company regarding our operations, policies, practices or otherwise. Mr. Browne will remain as Chief Financial Officer, Secretary and Treasurer of the company

Effective December 15, 2015, Donald MacPhee, one of our current board members, was appointed as President and Chief Executive Officer of our company.

Item 9.01 Financial Statements and Exhibits

10.1 Letter of Intent with Continental Ingredients dated December 8, 2015

10.2 Product Development Agreement with Continental Ingredients dated December 9, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIDENT BRANDS INCORPORATED

/s/ Michael Browne
Michael Browne
Chief Financial Officer
Date: December 15, 2015